Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3) and related Prospectus of Opus Genetics, Inc. for the registration of 19,382,437 shares of its common stock and to the incorporation by reference therein of our report (a) dated March 31, 2024, with respect to the consolidated financial statements of Opus Genetics, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2024, and (b) dated January 7, 2025 with respect to the financial statements of Opus Genetics, Inc. for the year ended December 31, 2023 included in its current report on Form 8-K/A dated January 7, 2025, both filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Detroit, Michigan
April 7, 2025